EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT ("Agreement"), dated as of this 8th day of May, 2009 ("Effective Date"), by and between Advanced Cell Technology, Inc., a Delaware corporation, with a place of business at Five Biotech, 381 Plantation Street, Worcester, MA 01605 USA ("ACT"), and CHA Biotech Co., Ltd. (a/k/a CHA Bio & Diostech Co., Ltd.), a corporation duly organized and existing under the laws of the Republic of Korea, with a place of business at 1st Floor, Vision Building, 606-16 Yoeksam-dong, Gahngnam-gu, Seoul, Korea (135-081) ("Licensee") (each, a "Party" and together, the "Parties").

RECITALS

A. ACT owns and/or is entitled to grant license rights with respect to certain intellectual property in connection with technology regarding the derivation of stem cells from human blastomeres with a single-cell biopsy technique, including, but not limited to, the scientific techniques and technology described in Chung *et al.*, "Human embryonic stem cell lines generated without embryo destruction," CELL STEM CELL, 2(2):113-7 (Feb 7, 2008; e-pub Jan 10, 2008) and Klimanskaya *et al.*, "Human embryonic stem cell lines derived from single blastomeres," NATURE, 444(7118):481-5 (Nov 23, 2006; e-pub Aug 23, 2006) as supplemented by ERRATUM IN: NATURE, 444(7118):512 (Nov 23, 2006) & ERRATUM IN: NATURE, 446(7133):342 (Mar 15, 2007) (collectively, "Blastomere Technology").

B. ACT desires to have this intellectual property developed, used and commercialized by Licensee, and Licensee desires to obtain an exclusive license, with the right to grant sublicenses, to conduct research, and to develop, manufacture, use and sell products and services, using the intellectual property in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. DEFINITIONS

1.1 "Affiliates" shall mean any corporation or other business entity that controls, is controlled by, or is under common control with, a Party. For purposes of this Section 1.1, "control" means direct or indirect ownership of (i) at least fifty percent (50%) of the outstanding stock or of the other voting rights entitled to elect directors or (ii) in any country where the local law will not permit foreign equity participation of at least fifty percent 50%, then the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 "Confidential Information" shall mean any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, or gathered by the Receiving Party by any means, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights or Technical Information, and as further provided in Section 10 hereof.

1.3 **"FDA"** shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4 **"Patent Rights"** shall mean those patent applications enumerated on Exhibit A, and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date relating to the Blastomere Technology in any other country corresponding to any of the foregoing, and all national phases, divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon, that are owned by ACT and/or to which ACT has the right to grant the licenses described herein.

1.5 **"Technical Information"** shall mean the following information in any way related to the Blastomere Technology, whether or not described in or related to the Patent Rights: know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, data, standard operating protocols, preclinical and clinical information and, with reference to FDA, any pre-IND, IND and/or NDA information and documentation as well as any information and documentation submitted to and/or received from FDA. Technical Information is all owned by ACT.

1.6 **"Territory"** shall mean the Republic of Korea (South Korea).

2. LICENSE

2.1 **Grant.** Subject to the terms of this Agreement, ACT hereby grants to Licensee, and Licensee hereby accepts from ACT, the exclusive license, even as to ACT, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), during the term of this Agreement (as provided in Section 6 hereof), to conduct research using the Patent Rights and Technical Information and to develop, use, make, have made, practice, import, export, carry out, manufacture, have manufactured, distribute, offer for sale, sell and/or have sold products and services solely in the Territory using the Patent Rights and Technical Information for any purposes whatsoever; *provided, however,* that Licensee and its Affiliates shall have the right to collect and manipulate biological materials using the Patent Rights and Technical Information outside the Territory for the sole purpose of generating materials to be used or sold by Licensee in the Territory. ACT further hereby grants to Licensee, and Licensee hereby accepts from ACT, the nonexclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), during the term of this Agreement (as provided in Section 6 hereof), solely to conduct research, and not for the sale of products or services, using the Patent Rights and Technical Information.

2.2 **Right to Sublicense.** Licensee shall have the right to grant sublicenses to any or all of the rights granted hereunder that are consistent with the terms and provisions of this Agreement, including, but not limited to, the territorial restrictions provided for in this Agreement with respect to the development, use, making, practice, import, export, carrying out, manufacture, distribution, offer for sale or sale of any products or services using the Patent Rights and Technical Information, except in connection with the conduct of research. As an

express condition of any such sublicense, any such sublicensee shall be required to agree in writing to be bound by the applicable provisions of this Agreement, including, without limitation and to the extent included herein, those pertaining to the use of ACT's name and marks, indemnification of ACT and the use of ACT's Confidential Information, and Licensee shall deliver to ACT a true, correct and complete copy of each such sublicense agreement promptly upon execution thereof. Licensee will be responsible for enforcing each sublicensee's obligations under its sublicenses. Further, a material breach of any such sublicense that (a) results in the actual or potential loss of intellectual property rights by ACT, or (b) is a breach of the territorial restrictions of this Agreement, or (c) results in a breach or threatened breach of the confidentiality provisions of this Agreement, or (d) results in any claim of ownership by any such sublicensee of any of the intellectual property or technology of ACT, including, but not limited to, the intellectual property or technology that is the subject of any Patent Rights or Technical Information, shall be deemed to be a material breach of this Agreement. Licensee understands and agrees that none of its sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

3. Representations And Warranties

3.1 ACT represents and warrants to Licensee that:

(a) ACT (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and (iii) has taken sufficient steps such that the execution and delivery of this Agreement by ACT and the performance by ACT of its obligations hereunder have been duly authorized by all necessary corporate action;

(b) there are, to ACT's knowledge, no claims, judgments or settlements to be paid by ACT with respect the Patent Rights or Technical Information or pending or threatened claims or litigation reasonably relating to the Patent Rights or Technical Information that prevent or restrict the licensing by ACT to Licensee of the rights granted therein and thereto as provided in this Agreement;

(c) except as expressly indicated in Exhibit A, ACT is the sole owner of record in the records of the United States Patent and Trademark Office and any foreign patent offices with respect to Patent Rights that consist of applications or registrations with such offices, and has been assigned all right, title and interest from the inventors in the Patent Rights;

(d) ACT has the right to grant the rights granted to Licensee hereunder and to perform ACT's obligations hereunder, in each case without the consent or approval of any third party, or, if required, all necessary third party consents have been obtained and the identity of such third parties and the details of the consents are enumerated in Exhibit A;

(e) ACT has not granted, and will not grant, licenses to the Patent Rights or Technical Information to any third party that would conflict with or otherwise compromise the rights granted to Licensee hereunder;

(f) to ACT's knowledge based on due inquiry, the Patent Rights have been duly prepared, filed, prosecuted, obtained, and maintained in accordance with all applicable laws, rules, and regulations, and except as expressly indicated in Exhibit A, no funding from any agency of the U.S. Government or any U.S. state government was used in the conception and/or reduction to practice of any of the Patent Rights;

(g) to ACT's knowledge based on due inquiry, no third party's intellectual property rights would be infringed or misappropriated by the practice of the Patent Rights in general and no third party is infringing or misappropriating the Patent Rights;

(h) ACT does not own, control or have an ability to grant rights of any kind to any patents or patent applications other than the Patent Rights that currently, or when issued, would be infringed by the making, using, offering for sale, selling, or importing of any product or process in the Territory that is covered by a claim within the Patent Rights, nor does ACT own, control or have an ability to grant rights of any kind to any patents or patent applications other than the Patent Rights that currently, or when issued, would be infringed by the conduct of research using any product or process that is covered by a claim within the Patent Rights;

(i) Without limitation of the right of ACT to use the Technical Information in any manner, including, without limitation, the right to allow, license and sublicense to others the right to use any of the Technical Information in any manner whatsoever outside of the Territory in any manner that does not conflict with or otherwise compromise the rights granted to Licensee hereunder, ACT has consistently maintained, and will use commercially reasonable efforts to continue to maintain, the confidentiality of any trade secrets and know-how included in the Technical Information, the breach of which would conflict with or otherwise compromise the rights granted to Licensee hereunder, and ACT has consistently limited, and will use commercially reasonable efforts to continue to limit, access to those with an actual need to have access to any trade secrets and know-how included in the Technical Information, including but not limited to any licensee or sublicense of any of the Technical Information, the lack of such limited access to which would conflict with or otherwise compromise the rights granted to Licensee hereunder;

(j) this Agreement constitutes the legal, valid and binding obligation of ACT, enforceable against ACT in accordance with its terms, subject only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, (ii) the limitation that the remedy of specific performance or injunctive relief is subject to the discretion of the court or arbitrator before which any proceeding therefor may be brought, and (iii) general legal and equitable principles of good faith, fair dealing and equity;

(k) neither the execution or delivery of this Agreement by ACT, nor the performance by ACT of its obligations hereunder, (i) shall constitute a default under any contract by which ACT or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (ii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon ACT; and

(l) to ACT's knowledge based on due inquiry, the claims sought in each of the patent applications within the Patent Rights are free of any prior art and meet the requirements for patentability under U.S. Patent Law.

Except as expressly stated in this Agreement, ACT provides no warranty, whether express or implied, statutory, or otherwise, and specifically disclaims any warranty of merchantability, noninfringement of third party rights or fitness for a particular purpose, including, without limitation, the warranties of merchantability or fitness for a particular purpose (even if ACT has been informed of such purpose), and the warranties arising from a course of dealing, usage or trade practice.

3.2 Licensee represents and warrants to ACT that:

(a) Licensee (i) is a corporation duly organized and existing under the laws of the Republic of Korea, (ii) has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and (iii) has taken sufficient steps such that the execution and delivery of this Agreement by Licensee and the performance by Licensee of its obligations hereunder have been duly authorized by all necessary corporate action;

(b) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, subject only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, (ii) the limitation that the remedy of specific performance or injunctive relief is subject to the discretion of the court or arbitrator before which any proceeding therefor may be brought, and (iii) general legal and equitable principles of good faith, fair dealing and equity; and

(c) neither the execution or delivery of this Agreement by Licensee, nor the performance by Licensee of its obligations hereunder, (i) shall constitute a default under any contract by which Licensee or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (ii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon Licensee.

4. CONSIDERATION

In consideration of the execution and delivery by ACT of this Agreement, Licensee agrees as follows:

4.1 Upfront License Fee. Within five (5) business days of the execution and delivery of this Agreement by the Parties, Licensee shall pay to ACT the sum of Three Hundred Thousand U.S. Dollars ($300,000.00) ("Upfront Fee") by wire transfer.

4.2 Arms'-Length Negotiations; Total Payments. ACT and Licensee each acknowledge and agree that the terms and conditions of this Agreement were based on arms'-length negotiations with the other Party. The Parties agree that the sum of the payments due under Section 4.1 shall constitute the entire payment due to ACT in consideration for entering

into this Agreement. The payments provided for in this Agreement and limitations of liability and remedies contained herein reflect the allocation of risk between the Parties. This Section is an essential element of the basis of the bargain between the Parties.

4.3 Tax. Any tax or other levy imposed by the United States government or any state government located in the United States that is based on any payments made by Licensee to ACT hereunder shall be the sole responsibility of ACT. Any tax or levy imposed by any other state, nation, government or other entity shall be the sole responsibility of Licensee.

5. PATENT RIGHTS AND TECHNICAL INFORMATION

5.1 Prosecution. Commencing on the Effective Date, Licensee shall assume full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively "Prosecution") relating to the Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses including attorney's fees related thereto (collectively "Patent Expenses"). Licensee shall make the final determination at its sole discretion as to whether and how to proceed with respect to any event in connection with Prosecution relating to the Patent Rights in the Territory; *provided, however,* that if Licensee determines not to assume responsibility for or proceed with any Prosecution relating to the Patent Rights in the Territory within sixty (60) days following a written request to do so from ACT, then ACT may proceed with such Prosecution at ACT's sole cost and expense. Any Patent Rights or other intellectual property rights arising from the Prosecution shall be the sole property of ACT; *provided, however,* that the same shall be part of the license grant to Licensee without further act or payment.

5.2 Abandonment; Disclaimers. In the event that Licensee shall elect to abandon the Prosecution or maintenance of any patent or patent application included in the Patent Rights that Licensee has elected to Prosecute in the Territory, Licensee shall notify ACT of such election at least thirty (30) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application. In such event, ACT may, at its sole option and expense, continue Prosecution or maintenance of the patent application or patent. In the event that ACT, its Affiliates or their third party licensees shall elect to abandon the Prosecution or maintenance of any patent or patent application included in the Patent Rights outside of the Territory, ACT shall notify Licensee of such election at least thirty (30) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application.

5.3 Expenses. Licensee shall pay all Patent Expenses resulting from its obligations in Section 5.1 hereof.

5.4 Patent Files and Notebooks. Within ten (10) business days of the Effective Date, ACT shall, or shall cause its legal counsel to, transfer all patent files related to the Patent Rights in the Territory and copies of all relevant and related documents to Licensee or its legal counsel. During the term of this Agreement, in connection with Licensee's exercise of its rights to Prosecute the Patent Rights in the Territory, ACT shall grant to Licensee access during ACT's normal business hours and at ACT's place of business where such items are located in confidence

to any and all documents, things, records, papers, information, notebooks, invention disclosures, patent files, and the like relevant to, and documenting the conception, reduction to practice, and other activities surrounding the making of the inventions described and claimed in, and the Prosecution of the Patent Rights in the Territory, and Licensee shall be permitted to make and retain (subject to the terms of this Agreement) copies of the foregoing at Licensee's sole cost and expense. All information and materials provided to Licensee pursuant to this paragraph shall be Confidential Information as defined in this Agreement.

5.5 Technical Information; Release of Dr. Young Chung. Within ten (10) business days of the Effective Date, ACT shall, at Licensee's sole cost and expense, transfer to Licensee copies of all documents, things, records, papers, files, information, notebooks, and the like that embody or describe Technical Information licensed to Licensee hereunder. All information and materials provided to Licensee pursuant to this paragraph shall be Confidential Information as defined in this Agreement. Furthermore, to the extent related to Licensee's exercise of the rights granted to it under this Agreement, including, but not limited to, its receipt and use of the Technical Information, ACT hereby agrees that notwithstanding any non-compete and confidentiality obligations of Dr. Young Chung ("Dr. Chung") to ACT, Dr. Chung will be allowed to discuss with and demonstrate to Licensee and its employees Licensee's use of the Technical Information in the manner and for the purposes provided for in this Agreement, and that any travel or similar expenses incurred in connection with such activities (*e.g.*, travel for Dr. Chung to Licensee's facilities in Korea, associated lodging, etc.) will be at Licensee's expense.

5.6 Korea Food and Drug Administration. ACT shall reasonably cooperate with Licensee, at Licensee's sole cost and expense, in connection with Licensee's seeking of regulatory approval from the Korea Food and Drug Administration for the commercialization of products and services in the Territory relating to the Patent Rights and Technical Information, including, but not limited to, providing information and materials reasonably requested by Licensee in support of such efforts.

6. TERM AND TERMINATION

6.1 Term. Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will terminate upon the expiration of the last to expire patent or patent application within the Patent Rights in the Territory. Upon expiration of the Patent Rights, unless this Agreement is terminated in accordance with paragraph 6.2 below, Licensee will have an irrevocable, perpetual, fully paid-up right and license to practice the subject matter as described and claimed therein subject to the terms and provisions of this Agreement.

6.2 Termination. Except as provided by Section 6.3 hereof, this Agreement shall terminate upon the earliest to occur of the following:

(a) Except for the obligation of Licensee to make the payment due to ACT provided for in this Agreement, which must be made by Licensee as and when specified herein (time being deemed to be of the essence with respect thereto), upon thirty (30) days' written notice from ACT if, within such thirty (30) day period, Licensee shall fail to cure fully any other

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breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; *provided, however,* that Licensee may avoid such termination if, before the end of such thirty (30) day period, such breach or default has been cured by Licensee to the reasonable satisfaction of ACT. Without limiting any other rights or remedies to which ACT may be entitled, in the event that Licensee does not make payment timely of the Upfront Fee, then such payment will bear interest at the maximum legal rate allowable from time to time from the date on which such payment should have been made to ACT until such time as such payment is actually received by ACT;

(b) Upon thirty (30) days' written notice from Licensee if, within such thirty (30) day period, ACT shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; *provided, however,* that ACT may avoid such termination if, before the end of such thirty (30) day period, such breach or default has been cured by ACT to the reasonable satisfaction of Licensee;

(c) After one (1) year following the Effective Date, upon five (5) days' written notice from Licensee for any reason or no reason; and

(d) Upon the mutual written agreement of the Parties (such termination to be effective as of the date mutually agreed upon in such written agreement).

6.3 Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any Party from any liability for any obligation incurred through the effective date of termination or for any breach of this Agreement prior to the effective date of such termination. Licensee may, for a period of six (6) months after the effective date of such termination, sell in the Territory and solely for use or distribution in the Territory and subject to all of the other applicable terms and conditions of this Agreement all tangible products and services customarily classified as inventory, work in progress, materials or supplies that it has on hand at the date of termination, the sale of which would otherwise constitute an infringement or misappropriation of the Patent Rights or any rights in the Technical Information.

6.4 Effect of Termination on Sublicenses. In the event of any termination of this Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any sublicensee of Licensee or by any breach by such sublicensee of its obligations under its sublicense from Licensee, and provided that such sublicense has complied with all of the terms and conditions of Section 2.2 of this Agreement, such termination of this Agreement shall be without prejudice to the rights of each non-breaching sublicensee of Licensee and each non-breaching sublicensee shall be deemed to be a licensee of ACT on the terms and conditions specified in the applicable license agreement and this Agreement, and ACT shall be entitled to all rights and subject to any obligations of Licensee thereunder to the extent that the same are consistent with the terms and conditions of this Agreement.

6.5 Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, ACT, on the one hand, and Licensee, on the other hand, may institute any other legal

action or pursue any other remedy against the other Party permitted by applicable law if the other Party does not substantially cure any breach or default of any material obligation as provided herein.

6.6 Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Sections 5 and 6.4 hereof), full responsibility for Prosecution of the Patent Rights in the Territory shall, at the option of ACT and at its sole expense from the date of reversion, revert to ACT upon any termination of this Agreement, and Licensee shall, or shall cause its legal counsel to, promptly transfer to ACT or its legal counsel: (a) all patent files related to the Patent Rights, and (b) all relevant and related documents to ACT, and (c) copies of any and all documents, things, records, papers, information, notebooks, invention disclosures, patent files, and the like relevant to, and documenting the conception, reduction to practice, and other activities surrounding the making of the inventions described and claimed in, and the Prosecution of the Patent Rights in the Territory then in possession of Licensee.

6.7 Treatment under Bankruptcy Code. All rights related to and licenses of intellectual property granted under this Agreement by ACT to Licensee are, for purposes of Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 *et seq.*, licenses of rights to "intellectual property" as defined under Section 101 (35A) of the Bankruptcy Code.

7. INFRINGEMENT BY THIRD PARTIES

7.1 Enforcement. Licensee shall have the first right and the obligation to enforce, at its sole expense, any Patent Rights in the Territory to the extent licensed hereunder against infringement by third parties and shall notify ACT in writing in advance of all such enforcement efforts. ACT shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights in the Territory within ninety (90) days of receipt of a written request from ACT that Licensee bring suit, then ACT shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder on behalf of itself, separately, or with the participation of Licensee, as ACT and Licensee may agree; *provided, however,* that Licensee shall, in all cases, reasonably cooperate in any such enforcement and, if requested by ACT, join as a party therein. Any amount recovered in any such action or suit, whether by judgment or settlement, shall be paid to or retained entirely by whichever Party brought the action, or where both Parties participate in such action or suit, all such amounts shall be allocated to each Party in the ratio of expenses actually incurred, after first paying each Party's out-of-pocket expenses, including reasonable attorneys' fees.

7.2 Defense of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the Parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the Parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys' fees, associated with such defense and in any recoupment of expenses. If the Parties disagree, then the Party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

8. INDEMNIFICATION

8.1 Indemnification by ACT. Subject to Section 8.3 hereof, ACT shall hold harmless, defend and indemnify Licensee and each of its officers, directors, employees and agents (each, an "ACT Indemnified Party," and collectively, the "ACT Indemnified Parties") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the ACT Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind ("Action") arising or resulting from any gross negligence, willful acts or omissions or breach of any term or provision of this Agreement by ACT or any of its officers, directors, employees and agents. As part of its obligations hereunder, ACT shall defend any Action brought against any of the ACT Indemnified Parties with counsel of its own choosing and reasonably acceptable to Licensee. Should ACT fail to provide a defense for the ACT Indemnified Parties as required hereunder, then ACT shall reimburse the ACT Indemnified Parties for their out-of-pocket expenses (including reasonable attorneys' fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to the ACT Indemnified Party(ies) upon receipt by ACT of invoices reflecting in reasonable detail such expenses incurred by the ACT Indemnified Party(ies).

8.2 Indemnification by Licensee. Subject to Section 8.3 hereof, Licensee shall hold harmless, defend and indemnify ACT and each of its officers, directors, employees and agents (each, a "Licensee Indemnified Party," and collectively, the "Licensee Indemnified Parties") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Licensee Indemnified Parties in any Action arising or resulting from any gross negligence, willful acts or omissions or breach of any term or provision of this Agreement by Licensee or any of its officers, directors, employees and agents, or the breach by any sublicensee of Licensee under the terms of any sublicense entered into by Licensee or any claim by any sublicensee under the terms of any such sublicense. As part of its obligations hereunder, Licensee shall defend any Action brought against any of the Licensee Indemnified Parties with counsel of its own choosing and reasonably acceptable to ACT. Should Licensee fail to provide a defense for the Licensee Indemnified Parties as required hereunder, then Licensee shall reimburse the Licensee Indemnified Parties for their out-of-pocket expenses (including reasonable attorneys' fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to the Licensee Indemnified Party(ies) upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by the Licensee Indemnified Party(ies).

8.3 Notice of Claim. The Parties shall promptly notify one another in writing of any claim or Action or material threat thereof brought against any ACT Indemnified Party or Licensee Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with the other Party in defending or settling any such claim or Action.

9. USE OF NAMES

Neither Party shall, unless as required by any law or governmental regulation, use the name of the other Party and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the other Party.

10. CONFIDENTIALITY

10.1 Non-Disclosure. The Parties shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the Parties strictly confidential. It may, from time to time, be necessary for the Parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; *provided, however,* that Licensee may disclose the Confidential Information received from ACT to its Affiliates and sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such Affiliates and/or sublicensees are under obligations of confidentiality no less restrictive than those confidentiality provisions contained in this Section 10. The Receiving Party's obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, *provided, however,* that the Receiving Party complies with any restrictions imposed by the third party;

(c) Is independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information; or

(d) Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings, U.S. Securities and Exchange Commission filings, Korea Food and Drug Administration filings, or filings with another government agency in the U.S. and/or the Territory), *provided, however,* that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment and only discloses Confidential Information to the extent so required.

10.2 Limits on Permitted Disclosures. Each Party agrees that any disclosure or distribution of the other Party's Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The Parties further agree that all of their respective officers, employees, agents, representatives or

sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality.

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon a Party pertaining to the subject matter hereof, the Party served shall promptly notify the other Party, the other Party shall cooperate with the Party served, at the other Party's expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any Party's ability to satisfy any disclosure of its relationship with the other Party required by any governmental authority.

10.4 Remedies. Both Parties acknowledge and agree that it would be difficult to measure damages for breach by either Party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either Party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11. LIMITATIONS OF LIABILITY; EQUITABLE RELIEF

11.1 Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, and except in connection with a Party's unlawful acts or willful misconduct, in no event shall either Party, under any circumstances, be liable or obligated in any manner for any special, incidental, consequential or exemplary damages arising out of or related to this Agreement or the transactions contemplated in this Agreement, even if such Party is informed in advance of the possibility of such damages occurring. This limitation is separate and independent of any other remedy limitations and shall not fail if such other limitation fails.

11.2 Equitable Relief. Each Party agrees that certain breaches of Section 10 of this Agreement by the other Party may result in irreparable harm to the other Party, the extent of which would be difficult and/or impractical to assess, and that money damages would not be an adequate remedy for such breach. Accordingly, the other Party shall be entitled to seek immediate equitable and other provisional relief, including, without limitation, specific performance of this Agreement and a temporary restraining order and/or preliminary and/or permanent injunction, as a remedy for such breach in addition to any and all other remedies available to a Party at law or in equity and without prejudice to any such other remedies.

12. MISCELLANEOUS

12.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of ACT to:

Advanced Cell Technology, Inc.
P.O. Box 1700
Santa Monica, CA 90406-1700
Attention: President
Fax: (310) 576-0662

with copy to:

Jeffer Mangels Butler & Marmaro, LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Attention: Daniel M. Grigsby, Esq.
Fax: (310) 712-8558

or in the case of Licensee to:

CHA Bio & Diostech Co., Ltd.
Attention: Director of Strategic Planning
1st Floor, Vision Building, 606-16 Yoeksam-dong,
Gahngnam-gu, Seoul, Korea (135-081)
Fax: 82-2-3468-3592

with copy to:

CHA Health Systems, Inc.
5670 Wilshire Boulevard, Suite 760
Los Angeles, CA 90036
Attention: Director of Legal Affairs
Fax: (323) 938-3212

and

Davis Wright Tremaine, LLP
865 South Figueroa Street, Suite 2400
Los Angeles, CA 90017
Attention: Seth D. Levy, Esq.
Fax: (213) 633-6899

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 12.1.

12.2 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of

choice of laws provisions. The Parties agree that Los Angeles, California shall be the situs of any legal proceeding arising out of or relating to this Agreement and each Party hereby irrevocably consents to the exclusive personal jurisdiction of the appropriate state or federal courts located therein for all such purposes.

12.3 Waiver. Failure of any Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

12.4 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

12.5 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

12.6 Entire Agreement. Except for that certain Exclusive License Agreement dated March 30th, 2009 by and between the Parties, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and replaces and supersedes as of the Effective Date any and all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of such agreements.

12.7 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the Parties and their respective heirs, legal representatives, successors and permitted assigns.

12.8 Construction. This Agreement has been prepared, examined, negotiated and revised by each Party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

12.9 Independent Contractors. It is the express intention of the Parties that the relationship of ACT and Licensee is that of independent contractors and not agents, partners, or joint venturers. Nothing in this Agreement is intended or will be construed to permit or authorize either Party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other Party.

12.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile.

12.11 Attorneys' Fees. In the event of any action at law or in equity between the Parties hereto to enforce any of the provisions hereof, the unsuccessful Party to such litigation shall pay to the successful Party all reasonable costs and expenses, including reasonable

attorneys' fees, incurred therein by such successful Party; and if such successful Party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys' fees may be included in and as part of such judgment.

12.12 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, and any such attempted assignment shall be void and of no effect, except that either Party may assign this Agreement to (a) a parent, subsidiary or Affiliate of such Party, (b) a purchaser of all or substantially all of the rights of ACT licensed to Licensee hereunder, and (c) any successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

12.13 Further Assurances. At any time and from time to time after the Effective Date, each Party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

12.14 Force Majeure. Neither Party shall be liable or responsible hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosion, acts of God, war, governmental action, labor conditions, earthquakes, or any other such cause which is beyond the reasonable control of such Party.

12.15 Survival. The terms and conditions of the following provisions will survive termination or expiration of this Agreement for as long as necessary to permit their full discharge: Sections 1, 6, 8, 9, 10, 11 and 12.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date by their representatives having full power and authority to do so.

ACT:

ADVANCED CELL TECHNOLOGY, INC.

By: [signature]

Name: William M. Caldwell, IV
Its: CEO

Licensee:

CHA BIOTECH CO. LTD. (A/K/A CHA BIO & DIOSTECH CO., LTD.)

By:

Name: Byung-Woo Moon
Its: Chief Executive Officer

EXHIBIT A

Patent Rights

A: orney D cket N .	Title	Matter Type	Country	Status*	Serial No.	Patent No.	Filing date	Expiration Date (projected)**	Owner
1(3080- P 1-003	DERIVATION OF EMBRYONIC STEM CELLS	Utility - ORG	United States of America	Pending	11/267,555	-	November 4, 2005	November 4, 2025 (projected)	ACT
1(3080- P 2-003	DERIVATION OF EMBRYONIC STEM CELLS AND EMBRYO-DERIVED CELLS	Utility - CIP	United States of America	Pending	11/800,366	-	May 3, 2007	November 4, 2025 (projected)	ACT
1 3080- P 0-003	DERIVATION OF EMBRYONIC STEM CELLS WITHOUT EMBRYO DESTRUCTION	Prov - ORG	United States of America	Closed	60/624,827	-	November 4, 2004	n/a	ACT
3080- 1-003	DERIVATION OF EMBRYONIC STEM CELLS WITHOUT EMBRYO DESTRUCTION	Prov - ORG	United States of America	Closed	60/662,489	-	March 14, 2005	n/a	ACT
3080- 2-003	DERIVATION OF EMBRYONIC STEM CELLS	Prov - ORG	United States of America	Closed	60/687,158	-	June 3, 2005	n/a	ACT
3080- 3-003	DERIVATION OF EMBRYONIC STEM CELLS	Prov - ORG	United States of America	Closed	60/723,066	-	October 3, 2005	n/a	ACT
3080- 4-003	DERIVATION OF EMBRYONIC STEM CELLS	Prov - ORG	United States of America	Closed	60/726,775	-	October 14, 2005	n/a	ACT
1 3080- F 5-003	DERIVATION OF HUMAN EMBRYONIC STEM CELLS	Prov - ORG	United States of America	Closed	60/797,449	-	May 3, 2006	n/a	ACT
3080- 6-003	DERIVATION OF EMBRYONIC STEM CELLS	Prov - ORG	United States of America	Closed	60/798,065	-	May 4, 2006	n/a	ACT
1 3080- F 7-003	DERIVATION OF EMBRYONIC STEM CELLS	Prov - ORG	United States of America	Closed	60/831,698	-	July 17, 2006	n/a	ACT

A[illegible]orney D[illegible]cket N[illegible]	Title	Matter Type	Country	Status*	Serial No.	Patent No.	Filing date	Expiration Date (projected)**	Owner
1[illegible]080-P[illegible]3-003	DERIVATION OF EMBRYONIC STEM CELLS AND EMBRYO-DERIVED CELLS	Prov - ORG	United States of America	Closed	60/839,622	-	August 23, 2006	n/a	ACT
1[illegible]3080-P[illegible]1-003	DERIVATION OF EMBRYONIC STEM CELLS AND EMBRYO-DERIVED CELLS	Utility - NSPCT	Australia	Pending	2007248412	-	May 3, 2007		ACT
1[illegible]3080-P[illegible]U-003	DERIVATION OF EMBRYONIC STEM CELLS	Utility - NSPCT	Australia	Pending	2005304978	-	November 4, 2005		ACT
1[illegible]3080-P[illegible]A-003	DERIVATION OF EMBRYONIC STEM CELLS	Utility - NSPCT	Canada	Pending	2,588,088	-	November 4, 2005		ACT
1[illegible]3080-[illegible]1-003	DERIVATION OF EMBRYONIC STEM CELLS AND EMBRYO-DERIVED CELLS	Utility - NSPCT	European Patent Office	Pending	7794602.8	-	May 3, 2007		ACT
[illegible]3080-[illegible]P-003	DERIVATION OF EMBRYONIC STEM CELLS	Utility - NSPCT	European Patent Office	Pending	5819524.9	-	November 4, 2005		ACT
[illegible]3080-[illegible]P-003	DERIVATION OF EMBRYONIC STEM CELLS	Utility - NSPCT	Japan	Pending	2007-540021	-	November 4, 2005		ACT
[illegible]03080-[illegible]K1-003	DERIVATION OF EMBRYONIC STEM CELLS AND EMBRYO-DERIVED CELLS	Utility - NSPCT	Republic of Korea	Pending	10-2008-7029539	-	May 3, 2007		ACT
[illegible]3080-[illegible]N1-003	DERIVATION OF EMBRYONIC STEM CELLS AND EMBRYO-DERIVED CELLS	Utility - NSPCT	New Zealand	Pending	573302	-	May 3, 2007		ACT
[illegible]03080-W1-003	DERIVATION OF EMBRYONIC STEM CELLS AND EMBRYO-DERIVED CELLS	Utility - ORG	PCT	Pending	PCT/US2007/010985	-	May 3, 2007	n/a	ACT

Attorney Docket No.	Title	Matter Type	Country	Status*	Serial No.	Patent No.	Filing date	Expiration Date (projected)**	Owner
1[illegible]060-P[illegible]O-003	DERIVATION OF EMBRYONIC STEM CELLS	Utility - ORG	PCT	Closed	PCT/US2005/039776	-	November 4, 2005	n/a	ACT

* Closed status indicates that the case file has been closed due to expiration, abandonment, completion of national stage filing, or instructions were given to allow application to go abandoned.

** All expiration dates were projected assuming a patent would expire 20 years from the earliest nonprovisional priority date. Patent Term Adjustment (PTA) was not taken into consideration, and PTA might affect the expiration date.